Exhibit 4.45

EQUITY INTEREST TRANSFER AGREEMENT

This transfer agreement (the “Agreement”) is made and entered into on August 8, 2013 (the “Effective Date”) in Shanghai by and between the following parties:

Party A: Giant Investment Co., Ltd

Address: Building 1, No. 988 Zhongkai Road, Shanghai, PRC

Party B: Shanghai Jiante Bio-technology Co., Ltd (Party A and Party B are collectively referred to as “Transferors”)

Address: Section A, No 139 Rongmei Road, Shanghai, PRC

Party C: Shanghai Zhengtu Information Technology Co., Ltd (hereinafter referred to as “Transferee”)

Address: 2F, Building No.29, No 396 Guilin Road, Shanghai, PRC

RECITALS

WHEREAS,

1.	Giant Jiante (Shanghai) Real Estate Co., Ltd (the “Target Company”) is a validly existing company of limited liability established in accordance with the law of the People’s Republic of China whose registered address is Room 101, No.8, 588 Husong Highway, Shanghai, China. The Registered capital of the Target Company is thirty five million RMB, 95% of which was contributed by Party A and 5% of which was contributed by Party B.

2.	Before the Effective Date of this Agreement, Transferors propose to transfer all of the equity interests they hold in the Target Company to Party C.

NOW, THEREFORE, in consideration of mutual covenants and agreements with regard to the transfer of the equity interests, the parties agree as follows:

Article 1 Equity Interests Transfer

1.	Transferors agree to transfer and the Transferee agrees to accept 100% of the equity interests in the Target Company and all the relevant rights and interests in connection with the equity interests according to the provisions of this Agreement.

2.	From the Effective Date, the Transferee shall assume all the rights and obligations in connection with the equity interests transferred according to this Agreement while Transferors shall no longer assume any rights and obligations in connection with the equity interests transferred

3.	The executive directors and supervisors designated by the Transferors shall withdraw from the Target Company automatically, and the Transferee has the right to appoint new directors and supervisors.

4.	The Transferee should pay off the entire purchase price of the equity interest to the Transferor within fifteen days from the date of signing of this Agreement.

Article 2 Amount and Price

1.	Amount and price for the transfer:

In order to figure out the price for the equity interests, both Transferors and Transferee agreed upon June 30, 2013 as the base date (the “Base Date”) to assess the value of all the rights and interests of shareholders of the Target Company. The Transferors transfer the equity interests they hold in the Target Company that accounts for 100% of the entire registered capital (represents 35 million registered capital) to the Transferee. Both the Transferors and Transferee agree to refer to the report issued by Shangai Xinmin Asset Appraisal Co., Ltd (the “Appraisal Agency”) on July 25, 2013 with regard to the value of the equity interests and set the price for transfer at 16 million RMB.

2.	The Transferors agree, the price provided in the previous article includes all the accumulated undistributed profit that transferors may be entitled to due to their status as shareholders until the Effective Date.

3.	The Transferee will only pay off the entire purchase price of the equity interests to the Transferor when all of the following conditions have been satisfied by the Transferors:

(1)	The Transferee has complete the due diligence investigation to the Target Company and the result of the investigation is satisfactory to the Transferee.

(2)	All the modifications to the article of association have been approved internally according to the Target Company’s article of association (including but not limited to approval from the shareholders’ meeting or board meeting);

(3)	There will not be material adverse change on the Target Company’s business, operation, property, debts after the Base Date.

(4)	All the amendments concerning this equity interest transfer that need to be registered with the industrial and commercial administrative department (such as the equity interest transfer agreement, the resolution of shareholders’ meeting and all the other documents required by the industrial and commercial administrative department) have already been executed and the industrial and commercial administrative department has already accept the relevant materials (the date on the notice of acceptance issued by the industrial and commercial administrative department shall prevail).

Article 3 Representations, Promises and Warranties

1.	The Transferee hereby represents, promises and warrants to the Transferors as follows:

(1)	The Transferee has independent and flawless rights and abilities to perform this Agreement. Once this Agreement is executed and delivered by the Parties, will constitute a valid and legally binding agreement of Transferee, enforceable in accordance with its terms.

(2)	All the representations made by the Transferee in this Agreement concerning the Transferee and all the other relevant materials are true, complete, accurate and non-misleading.

2.	The Transferors hereby represent, promise and warrant to the Transferee as follows:

(1)	The Transferors have independent and flawless rights and abilities to perform this Agreement. Once this Agreement is executed and delivered by the Parties, will constitute a valid and legally binding agreement of Transferors, enforceable in accordance with its terms.

(2)	All the representations made by the Transferors in this Agreement concerning the Transferors and all the other relevant materials are true, complete, accurate and non-misleading.

(3)	The equity interest the Transferors transferred to Transferee under this Agreement is legally owned by them and there are no mortgages, other rights of security, freeze by judicial agencies or threats of such kind on the transferred equity interest.

(4)	If there is any uninformed debt on the transferred equity interest when this Agreement is executed by Parties, leading the Transferee to suffer damages, Transferors should reimburse such damages to the Transferee.

Article 4 Liabilities for Breach

Once this Agreement is duly executed shall be binding on all the parties. Either party violates any terms of this Agreement or refuse to perform its obligations under this Agreement shall constitute a breach of the Agreement. The defaulting party shall reimburse the damages of the other party.

Article 5 Force Majeure

Neither Party shall be responsible for a failure or delay of performance hereunder solely due to any Force Majeure. However, such Party shall promptly notify the other Party of the occurrence of such Force Majeure Event and take reasonable measures to mitigate its effects.

Article 6 Resolution of Disputes

1.	If any dispute arises between the Parties in connection with this Agreement including the establishment of this Agreement, its effectiveness or termination, they shall first settle such dispute through consultation in good faith.

2.	If such consultation proves unsuccessful in thirty calendar days, either Party may submit such dispute to the court with competent jurisdiction.

Article 7 Miscellaneous

1.	In the event that there are outstanding issues under this Agreement, the Parties should negotiate in good faith and make a supplemental agreement.

2.	Any modifications and amendments to this Agreement shall only take effect after executed by duly authorized representatives of each party.

3.	If the special form of document concerning the transfer of equity interest is required by the industrial and commercial administrative department for registration, each party agree to execute the relevant documents separately in that special form just for the purpose of registration, and this Agreement shall still be binding on each party.

Article 8 Effectiveness and Counterparts

1.	This Agreement shall take effect upon seal by duly authorized representatives of all the parties as of the date first above written

2.	This Agreement is made in six counterparts. Each party of this Agreement has one counterpart and the Target Company holds three counterparts that shall be used during relevant procedures. All the counterparts shall be deemed as the same.

Party A: Giant Investment Co., Ltd

Representative:

Party B: Shanghai Jiante Bio-technology Co., Ltd

Representative:

Party C: Shanghai Zhengtu Information Technology Co., Ltd

Representative:

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